Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated January 13, 2012, by and between Verastem, Inc. (the “Company”), a Delaware corporation with its principal place of business at 215 First Street, Cambridge, MA 02142, and Jonathan Pachter (the “Executive”) of 2 Barley Land, Wayland, MA 01778 amends and restates in its entirety the Employment Agreement, dated as of June 26, 2011 between the Company and the Executive, as amended by a letter agreement between the Company and the Executive, dated December 31, 2011.

WHEREAS, the Executive has certain experience and expertise that qualify him to provide management direction and leadership for the Company.

WHEREAS, the Company wishes to employ the Executive to serve as its Vice President, Head of Research.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company offers and the Executive accepts employment upon the following terms and conditions:

1.             Position and Duties.  Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby offers and, effective as of a date to be mutually agreed by the Executive and the Company (the “Commencement Date”), the Executive hereby accepts employment with the Company to serve as its Vice President, Head of Research, reporting initially to the Company’s Chief Executive Officer.  The Executive agrees to perform the duties of the Executive’s position and such other duties as reasonably may be assigned to the Executive from time to time.  The Executive also agrees that while employed by the Company, the Executive will devote one hundred percent (100%) of the Executive’s business time and the Executive’s reasonable commercial efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of the Executive’s duties and responsibilities for it.  Prior to the Commencement Date the Executive shall have no duties or responsibilities for the Company and shall not participate in any respect in the Company’s business or strategic planning.  Prior to the date that is six months after the termination of the Executive’s employment by Astellas US Group and its affiliates (the “Astellas IP Provision Termination Date”), the Company and the Executive shall agree on a schedule of the Executive’s duties and responsibilities to take effect from and after the Astellas IP Provision Termination Date.

2.             Compensation and Benefits.  During the Executive’s employment, as compensation for all services performed by the Executive for the Company and subject to his performance of his duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide the Executive the following pay and benefits:

(a)           Base Salary; Annual Bonus.  From the period beginning on June 26, 2011 until December 31, 2011, the Company will pay the Executive a starting base salary at the rate of Two Hundred Eighty Thousand Dollars ($280,000) per year.  Beginning on January 1, 2012, the Company will pay the Executive a base salary at the rate of Two Hundred Eighty Four Thousand Dollars ($284,000) per year; provided that such amount shall be increased to a rate of Three Hundred Thousand Dollars ($300,000) upon the closing of an underwritten public offering by the Company of its stock prior to December 31, 2012 (a “2012 IPO”).  Such amount shall be payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board in its discretion.  The Executive shall have the opportunity to earn an annual target bonus measured against performance criteria to be determined by the Board (or a committee thereof) of 30% of the Executive’s then current annual base salary, provided that such rate shall be increased to 35% of the Executive’s then-current annual base salary upon the closing of a 2012 IPO.  Any bonus amount payable by the Company, if any, shall be paid no later than March 15 of the year following the year in which such bonus is earned.

(b)           Stock; RSUs.  In connection with the Executive’s hire, the Executive will be granted a stock option to purchase Two Hundred Forty Thousand (240,000) shares of the Company’s Common Stock (representing 68,571 shares after giving effect to a 1-for-3.5 reverse stock split of the Company’s Common Stock effected on January 10, 2012 (the “Reverse Stock Split”)) at fair market value on the date of grant as determined by the Board of Directors.  Such stock option shall be subject to the terms of a Stock Option Agreement which among other matters will provide for vesting.  The stock option will vest over four years at the rate of 25% on the one year anniversary of the Executive’s date of hire subject to his continuing employment with the Company, and no shares shall vest before such date, except as provided below.  The remaining shares shall vest quarterly over the next three years in equal quarterly amounts subject to the Executive’s continuing employment with the Company, except as provided below.  Upon the closing of a 2012 IPO, the Company shall grant to the Executive a restricted stock unit award (the “IPO RSU”) representing the right to receive 85,714 shares of Company Common Stock (after giving effect to the Reverse Stock Split and subject to appropriate adjustment to reflect any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s Common Stock) upon satisfaction of applicable vesting conditions, as set forth in the RSU Agreement between the Company and the Executive.

(c)           Signing Bonus.  The Company will pay the Executive a one-time signing bonus of Fifty Thousand Dollars ($50,000) within thirty (30) days of the Commencement Date.

(d)           Relocation Expense Reimbursement.  The Company will reimburse the Executive for the reasonable moving expenses associated with the move of household goods and furniture to the greater Boston metropolitan area up to Thirty Thousand Dollars ($30,000).

(e)           Participation in Employee Benefit Plans.  The Executive will be entitled to participate in all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided the Executive under this Agreement (e.g., severance pay) or under any other agreement.  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.  For purposes of this Agreement, “Employee Benefit Plan”

shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(d)           Vacation.  The Executive will accrue three weeks paid vacation per year (or such greater amount as is generally made available to the Company’s executive officers) in accordance with the Company’s policies from time to time in effect and receive paid holidays in accordance with the Company holiday schedule.  Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

(e)           Business Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.  Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.             Confidential Information, Non-Competition and Proprietary Information.  The Executive will execute the Company’s standard Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement.  It is understood and agreed that breach by the Executive of the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement shall constitute a material breach of this Agreement.

4.             Termination of Employment.  The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)           The Company may terminate the Executive’s employment for “Cause” upon written notice to the Executive received at least five business days prior to such termination setting forth in reasonable detail the nature of the Cause.  The following, as determined by the Board in good faith and using its reasonable judgment, shall constitute Cause for termination: (i) the Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company and its Affiliates which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by the Executive of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company and any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company and any of its Affiliates, taken as a whole; or (iv) the Executive’s conviction of a felony.

(b)           The Company may terminate the Executive’s employment at any time other than for Cause upon one month’s written notice to the Executive.

(c)           The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition.  For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of anyone or more of the following events: (i) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, provided that in the absence of a Change of Control neither (x) the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates nor (y) any diminution in the nature or scope of the Executive’s responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason”; (ii) a material reduction in the Executive’s base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of the Executive’s base salary in connection with and in proportion to a general reduction of the base salaries of the Company’s executive officers; (iii) failure of the Company to provide the Executive the salary or benefits in accordance with Section 2 hereof after thirty (30) days’ notice during which the Company does not cure such failure; or (iv) relocation of the Executive’s office more than forty (40) miles from the location of the Company’s principal offices as of the Commencement Date.

(d)           The Executive may terminate his employment with the Company other than for Good Reason at any time upon one month’s notice to the Company.

(e)           This Agreement shall automatically terminate in the event of the Executive’s death during employment.  The Company may terminate the Executive’s employment, upon notice to the Executive, in the event the Executive becomes disabled during employment and, as a result, is unable to continue to perform substantially all of his material duties and responsibilities under this Agreement for one-hundred and fifty (150) days during any period of three hundred and sixty-five (365) consecutive calendar days.  If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of his material duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Executive.

5.             Severance Payments and Other Matters Related to Termination.

(a)           Termination pursuant to Section 4(b) or 4(c).

i.              Except as provided in Section 5(c) below, in the event of termination of the Executive’s employment either by the Company other than for Cause pursuant to Section 4(a) of this Agreement or by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, (a) with respect to a termination prior to a 2012 IPO, (I) all unvested options and restricted stock which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options or restricted stock based on individual or Company performance) shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(b) of this Agreement) with respect to an additional six (6) months of vesting; and (II) the Company shall pay the Executive’s then-current annual base salary for a period of six (6) months in accordance with the Company’s payroll practice then in effect, beginning on the Payment Commencement Date (as defined below); and (b) with respect to a termination following a 2012 IPO, (I) all unvested options, restricted stock, and restricted stock units (including the IPO RSUs) in each case that were granted prior to the 2012 IPO and which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(b) of this Agreement) with respect to an additional nine (9) months of vesting; and (II) the Company shall pay the Executive’s then-current annual base salary for a period of nine (9) months in accordance with the Company’s payroll practice then in effect, beginning on the Payment Commencement Date.

ii.             If the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates, and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse the Executive, for the full premium cost of that participation for six (6) months following the date on which the Executive’s employment with the Company terminates (nine (9) months following such termination date in the case of a termination following a 2012 IPO) or, if earlier, until the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, payable in accordance with regular payroll practices for benefits beginning on the Payment Commencement Date.  The Company will also pay the Executive on the date of termination any base salary earned but not paid through the, date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of his employment, payable in a lump sum on the Payment Commencement Date.

iii.            Any obligation of the Company to provide the Executive severance payments or other benefits under this Section 5(a) is conditioned on the Executive’s signing an effective and reasonable release of claims in the form provided by the Company (the “Employee Release”) within 60 days following the termination of the Executive’s employment, which release shall not apply to (i) claims for indemnification in the Executive’s capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance coverage and payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of the Executive’s termination and rights under such plans protected by ERISA.  Any severance payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination.  The Executive agrees to provide the Company prompt notice of the Executive’s eligibility to participate in the health plan and, if applicable, dental plan of any employer.  The Executive further agrees to repay any overpayment of health benefit premiums made by the Company hereunder.

(b)           Termination other than pursuant to Section 4(b) or 4(c).  In the event of any termination of the Executive’s employment, other than a termination by the Company pursuant to Section 4(b) of this Agreement or a termination by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, the Company will pay the Executive any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of the Executive’s employment.  The Company shall have no other payment obligations to the Executive under this Agreement.

(c)           Upon a Change of Control.

i.              If, within ninety (90) days prior to the Change of Control or within one year (18 months following a 2012 IPO) following a Change of Control (as defined in Section 6 hereof), the Company or any successor thereto terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, then, in lieu of any payments to the Executive or on the Executive’s behalf under Section 5(a) hereof, (i) all of the Executive’s then remaining unvested options, restricted stock and restricted stock units which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) shall automatically vest as of the date of termination (notwithstanding anything to the contrary in Section 2(b) of this Agreement) and (ii) the Company shall pay, within thirty (30) days of such termination, a lump sum payment equal to the Executive’s then-current annual base salary for a period of six (6) months (twelve (12) months following a 2012 IPO); provided, however, that if such termination occurs prior to a Change of Control, such severance payments shall be made at the time and in the manner set forth in Section 5(a)(i) during the period beginning on the date of termination through the date of the Change of Control with any severance remaining to be paid under this Section 5(c)(i) payable in a lump sum on the closing date of the Change of Control; and,

ii.             If the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates (whether such termination is as described in (i) above), and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse the Executive, for the full premium cost of that participation for six (6) months (twelve (12) following a 2012 IPO) following the date on which the Executive’s employment with the Company terminates or, if earlier, until the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, with such amount payable on a pro-rata basis in accordance with the Company’s regular payroll practices for benefits.  The Company will also pay the Executive on the date of termination any base salary earned but not paid through the, date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of his employment, payable within 30 days of the date of termination.

(d)           Except for any right the Executive may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of base salary or other payment to the Executive following termination.

(e)           Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement and under the Employee Non-Solicitation, Non- Competition, Confidential Information and Inventions Assignment Agreement.  The obligation of the Company to make payments to the Executive or on the Executive’s behalf under Section 5 of this Agreement is expressly conditioned upon the Executive’s continued full performance of the Executive’s obligations under Section 3 hereof, under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement to be executed herewith, and under any subsequent agreement between the Executive and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like; provided however that any future agreement that Executive is asked to execute does not impose any greater restrictions or obligations upon Executive or upon his post-termination activities than the agreements signed at the outset of his employment with the Company.

6.             Definitions.  For purposes of this agreement; the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

7.             Conflicting Agreements.  The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement.  The Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.  The Company acknowledges its receipt from Executive of a copy of the Astellas US Group and its Affiliated Entities Confidentiality and Intellectual Property Development Agreement dated March 21, 2011 (the “Astellas Agreement”), and the Executive and the Company agree that the Executive shall not at any time be assigned any duties or responsibilities shall would constitute a breach by the Executive of the Astellas Agreement.

8.             Withholding; Other Tax Matters.  Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) all severance payments and benefits payable pursuant to Sections 5(a) and 5(c) hereof shall be subject to the terms and conditions set forth on Exhibit A attached hereto.

9.             Assignment.  Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.           Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.           Miscellaneous.  This Agreement, together with the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, sets forth the entire agreement between the Executive and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

12.           Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Verastem, Inc. at its principal place of business, or to such other addressees) as either party may specify by notice to the other actually received.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first stated above.

THE EXECUTIVE	THE COMPANY

/s/ Jonathan Pachter	/s/ Robert Forrester
Jonathan Pachter	Robert Forrester
Chief Operating Officer

Exhibit A

Payments Subject to Section 409A

1.             Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Executive under the Agreement, as applicable:

(a)            It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)           If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified Executive” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)            If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified Executive” (within the meaning of Section 409A), then:

(i)             Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)            Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.             The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.             The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.